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                                                                     EXHIBIT 4.2

                                     FORM OF
                              AMENDMENT NUMBER 1 TO
                         RECEIVABLES PURCHASE AGREEMENT

                  THIS AMENDMENT NUMBER 1 TO RECEIVABLES PURCHASE AGREEMENT, dated as of April __, 2002 (this "Agreement") amends that Receivables Purchase Agreement dated as of January 1, 2002, (the "Purchase Agreement") between FLEET BANK (RI), NATIONAL ASSOCIATION, a national banking association ("Fleet (RI)") and FLEET CREDIT CARD FUNDING TRUST, a Delaware business trust ("FCCF").

                                    RECITALS

                  WHEREAS, Fleet (RI) and FCCF entered into the Purchase Agreement pursuant to which Fleet (RI) sells credit card receivables to FCCF; and

                  WHEREAS, Fleet (RI) has assigned its limited liability company interest in FCCF to Fleet Credit Card Services, L.P., a Rhode Island limited partnership ("Services"), and subsequent to such assignment, FCCF converted from a Delaware limited liability company to a Delaware business trust and changed its name to Fleet Credit Card Funding Trust; and

                  WHEREAS, the parties hereto have agreed to enter into this Agreement to make conforming changes to the Purchase Agreement.

                  NOW, THEREFORE, in consideration of these premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1 Definitions in the Purchase Agreement. Terms used in this Agreement and not defined herein shall have the meanings assigned to them in the Purchase Agreement.


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                                   ARTICLE II

                      AMENDMENTS TO THE PURCHASE AGREEMENT

                  Section 2.1 Amendment of the Introductory Paragraph to the Purchase Agreement. The introductory paragraph to the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  RECEIVABLES PURCHASE AGREEMENT, dated as of January 1, 2002 by and between FLEET BANK (RI), NATIONAL ASSOCIATION, a national banking association (together with its permitted successors and assigns, "FLEET
         (RI)"), and FLEET CREDIT CARD FUNDING TRUST, a Delaware business trust (together with its permitted successors and assigns, "FCCF").

                  Section 2.2 Amendment to Section 1.01. Section 1.01 of the Purchase Agreement is hereby amended by deleting the definition of "Requirements of Law" and inserting the following in its place:

                  "Requirements of Law" with respect to any Person shall mean the certificate of trust or incorporation or formation or trust agreement or articles of association and by-laws, limited liability company agreement, or other organizational or governing documents of such Person, any law, treaty, rule or regulation, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether Federal, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System).

                  Section 2.3 Amendment to Section 2.04. Section 2.04 of the Purchase Agreement is hereby amended by deleting all references to "for goods and services" and inserting "less the new acquisition balance transfers for such month." at the end of the last sentence of such Section.

                  Section 2.4 Amendment to Section 4.03. Subsection 4.03(a) of the Purchase Agreement is hereby amended by deleting the language "FCCF is a limited liability company duly formed" and inserting "FCCF is a business trust duly created" in its place.



                  Section 2.5 Amendment to Address of FCCF. Clause (b) in
Section 9.03 of the Purchase Agreement is hereby amended to read as follows:

                  (b) in the case of FCCF, to Fleet Credit Card Funding Trust, 300 N. Wakefield Drive, Suite DE EH 60002P, Newark, Delaware 19072, Attention:
President, with a copy to General Counsel of Fleet Credit Card Funding Trust, Suite PA EH 066 02L, 680 Blair Mill Road, Horsham, Pennsylvania 19044 and


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                  Section 2.6 Amendment to Exhibit A to Purchase Agreement.
Exhibit A to the Purchase Agreement is hereby amended by deleting the first paragraph and inserting the following in its place:

                  SUPPLEMENTAL CONVEYANCE No. ___ dated as of _______________, by and between FLEET BANK (RI), NATIONAL ASSOCIATION, a national banking association ("Fleet (RI)"), and FLEET CREDIT CARD FUNDING TRUST, a Delaware business trust ("FCCF"), pursuant to the Receivables Purchase Agreement referred to below.

                                   ARTICLE III

                     RATIFICATION OF THE PURCHASE AGREEMENT

                  Section 3.1 Ratification. Except to the extent specifically amended or supplemented by this Agreement, the Purchase Agreement is hereby confirmed and ratified in all respects and shall remain in full force and effect. All references to the Purchase Agreement in any other document or instrument shall be deemed to mean the Purchase Agreement as amended by this Agreement. This Agreement shall not constitute a novation of the Purchase Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Purchase Agreement, as amended by this Agreement, as though the terms and obligations of the Purchase Agreement were set forth herein.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

                  Section 4.1 Effectiveness. This Agreement shall be effective upon the following:

                  (a) the satisfaction of the Rating Agency Condition; and

                  (b) the delivery to the Trustee and the Servicer of an Officer's Certificate of FCCF to the effect that FCCF reasonably believes that the amendments in this Agreement will not have an Adverse Effect.

                  Section 4.2 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

                  Section 4.3 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

                  Section 4.4 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS
LAW), AND THE

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OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE
DETERMINED IN ACCORDANCE WITH SUCH LAWS.


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                  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

                                         FLEET BANK (RI), NATIONAL ASSOCIATION


                                         By:_________________________________
                                            Name:
                                            Title:



                                         FLEET CREDIT CARD FUNDING TRUST,
                                         formerly FLEET CREDIT CARD FUNDING, LLC


                                         By:_________________________________
                                            Name:
                                            Title:




Acknowledged and agreed to by:

BANKERS TRUST COMPANY,
     not in its individual capacity,
     but solely as Trustee


By:_________________________________
   Name:
   Title:



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